Exhibit 10.44

FICHTNER

   AUSTRALIA

Owner’s Engineering Services for a 30 MW CSP plant in Port Augusta

Vast Solar Pty Ltd.

ENGINEERING + CONSULTING

Contact

Chris Skellern Sales Engineer [***] [***] Fichtner Australia Pty Ltd.

Signature and validity

	Name / Position	Signature		Date
Prepared by:	Chris Skellern Sales Engineer Fichtner Australia and New Zealand	FICHTNER	/s/ Chris Skellern	07.06.2023
Checked by:	Alexander Bohm Executive Director Business Development Asia & Oceania	FICHTNER	/s/ Alexander Bohm	07.06.2023

We consider ourselves bound by this proposal as presented until 31.12.2023.

Document revision record

Rev.	Date	Details of revision	Fichtner Doc Ref.	Prepared by	Checked by
0	20.04.2023	Initial Proposal	3FA25EDQXZPV- 622592830-76 / v0.17	C. Skellern	A. Bohm
1	15.05.2023	Revised Scope of Works	3FA25EDQXZPV- 622592830-137 / v0.11	C. Skellern	C. Krebs
2	02.06.2023	Updated Terms	3FA25EDQXZPV- 622592830-137 / v0.5	C. Skellern	C. Krebs
3	07.06.2023	Terms Definitions Included	3FA25EDQXZPV- 622592830-162 / v0.3	C. Skellern	A. Bohm

Disclaimer

The content of this proposal is proprietary and confidential and intended for the exclusive use of the addressed recipient. It may only be made available in whole or in part to third parties with the addressed recipient’s consent and on a non-reliance basis. Fichtner is not liable to third parties for the completeness and accuracy of the information provided herein.

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Table of Contents

1.	Introduction	5

1.1	Basis for This Proposal	5
1.2	Background	5

2.	Fichtner - Your Partner for Engineering + Consulting	5

2.1	About Us	5
2.2	Our Range of Engineering and Consulting Services	6
2.3	Why Fichtner	7
2.4	Quality Management	9

3.	Scope of Services	10

3.1	Project Initiation	11
3.2	Pre-FEED Design Review and Engineering Control	11
3.3	Meetings and Workshops	12
3.4	Optional: Additional Support to Owner	13
3.5	Assumptions	14

4.	Project Team	15

4.1	Team Philosophy	15
4.2	Project Organization	15
4.3	Proposed Team Members	16

5.	Time Schedule	22

6.	Financial Proposal	22

6.1	Remuneration —Time-Based	22
6.2	Reimbursables	23
6.3	Additional Services	23
6.4	Taxes	23
6.5	Price Adjustment	23
6.6	Payment Schedule	24

7.	Terms of Engagement	24

7.1	Warranty	24
7.2	Liability	24
7.3	Cloud Application Security	25
7.4	Standard of Performance	25
7.5	Support of the Project by Vast Solar	25
7.6	Language	26
7.7	Choice of law	26
7.8	Arbitration	26
7.9	Commencement of Works	26
7.10	Security, Safety and Health	26
7.11	Latest Date Clause	26
7.12	Amendments and Additions	27
7.13	Severability	27
7.14	Intellectual Property Rights	27
7.15	Confidentiality	29

8.	Engagement Letter	30

9.	Appendix 1 – Engineering Deliverables List	32

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1.	Introduction

1.1	Basis for This Proposal

Fichtner is pleased to provide this proposal to Vast Solar Pty Ltd. (in the following “Vast Solar”) for the provision of initial owner’s engineering (OE) services for a 30 MW CSP plant in Port Augusta in support of the Basic FEED and FEED studies being conducted by a third-party engineering contractor (the “Contractor”).

Within the proposal, we have set out our experience and capabilities, proposed scope and methodology, fees as well as terms of engagement.

Our project teams are fully engaged and focused on successfully carrying out the proposed services. All our team members work as a unit, and whilst each team member typically has a specific role, they are not restricted by job titles. Our team likewise has an awareness of the commercial implications of their advice and decisions. Our staff are thus focused on team-oriented delivery of our services in a way which achieves the highest level of quality for Vast Solar within budget and on schedule.

1.2	Background

Vast Solar has received Government support (up to $110m of concessional finance in additional to ARENA grant funding) for a reference project in Port Augusta. Vast Solar is now looking to appoint Ficht-ner as the Owner’s Engineer to support Vast Solar in the Basic FEED and FEED studies. Vast Solar also intends to appoint Fichtner as the Owner’s Engineer to continue to support project development and project realization. The appointment of Fichtner beyond completion of the FEED studies will be under, and subject to the finalisation of, new terms to be agreed between the parties in due course. The preparation of the Basic FEED and FEED studies will be conducted by a third-party engineering contractor (the “Contractor”).

2.	Fichtner - Your Partner for Engineering + Consulting

2.1	About Us

Fichtner is one of the leading independent technical consultancy firms. Established in 1922 by Martin Fichtner as a regionally focused engineering office, the Fichtner Group supports energy and infrastructure projects worldwide and today has a staff strength of about 1800. Over 800 of those employees work at Fichtner GmbH & Co. KG with its head office in Stuttgart, consisting mainly of experienced engineers but also complemented by economists, management consultants and IT experts from a variety of fields.
Specialists from our four business sectors — Energy, Renewable Energies & Environment, Water & Infrastructure, and Consulting & IT — work together under one roof at Fichtner. Our fields of expertise complement one another, enabling us to readily mobilize interdisciplinary teams at short notice to meet the requirements of a particular project
Our key plus factor is our blend of interdisciplinary expertise, which is second to none on the market. The integrated approach Fichtner takes to its projects combines in-depth knowledge with the cumulative experience from all four of our business sectors. Classical engineering services coupled with management consulting and exceptional industrial know-how are also perfectly complemented by IT services. This plus factor is something which has been appreciated for many years by a large number of national and international clients from industry, public institutions and the banking sector. They can rely on Fichtner as a partner who will offer them technically and economically sound solutions for the future.

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Since its foundation nearly a hundred years ago, Fichtner has managed to build up a worldwide network of expertise. Our strength lies in our handling of complex and multidisciplinary projects in close proximity to our clients. Today, the Fichtner Group encompasses more than a hundred branches and project offices, with 22 subsidiaries and local cooperation partners. With its global reach, Fichtner is represented in over 60 countries and has gained project experience in more than 170 countries.
Fichtner is certified to ISO standards 9001, 14001, 19600, 27001 and 45001 and applies an Integrated Management System (IMS) to meet its own and customers’ requirements for compliance, quality, environmental protection, information security and occupational health and safety. This allows us to successfully support our business practices in all affiliated companies of the Fichtner Group.

2.2	Our Range of Engineering and Consulting Services

Fichtner provides high-quality engineering and consultancy services in our four business sectors, namely Energy, Renewable Energies & Environment, Water & Infrastructure, and Consulting & IT. Providing expert, independent advice and assistance to our clients in all project phases, from conducting fundamental studies through to assisting with the implementation and operation of complex facilities, is the foundation upon which our continuing success is built.

Our engineering and consulting services are globally recognized throughout our business sectors. We specialize in the analysis, due diligence, development, delivery and operation of conventional, sustainable, renewable and emerging energy infrastructure.

Our clients can be confident that we will develop a sound basis for decision-making and will assist them in all aspects of their projects up to successful conclusion.

Throughout all our business sectors, we offer, among others, the following services:

▪	engineering services
▪	due diligence services / lenders engineering
▪	transaction advisory services
▪	studies and expert appraisals
▪	operations and maintenance
▪	strategy and organizational consulting
▪	consulting
▪	IT solutions

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▪	project management / owner’s engineering.

Project management / Owner’s Engineering

Acting as owner’s engineer, we provide planning and consultancy services for infrastructure projects throughout the entire value-added chain. Our projects include both turn-key and multi-package delivery models.

During the conceptual design and analysis phase, we turn your project idea into a draft project layout and check through the options based on various realization concepts. Further, we investigate technical feasibility and financial viability to provide the basis for potential project funding decisions.

Based on our preliminary planning and conceptual engineering, we first draw up basic planning documents and compile the permit application with the aim of preparing the tender documents, either for contract award in lots or for appointing a general contractor. To ensure procurement to the required quality and at reasonable cost within the specified timeframe, we also assist during tendering and contract award.

Alongside project management, we undertake all typical site supervision tasks during project realization, such as expediting and budgetary control, overseeing construction and installation, support during factory acceptance tests and acceptance tests, health and safety coordination as well as quality control and documentation. We also offer supervision of commissioning and trial operation.

Throughout the operating period and subsequent to this, e.g., during demolition, we assist our clients in exploiting their resources to the full.

2.3	Why Fichtner

2.3.1	Capabilities and Experience

The Fichtner Group has a network of highly qualified engineers and consultants with extensive experience in all relevant solar thermal technologies. Our experts are familiar with the requirements of all stakeholders such as public entities, lenders, investors, project owners, insurance companies as well as technology providers or contractors.

Fichtner realized more than 140 projects with a capacity of 6 GW worldwide. Among others:

▪	more than 20 lender’s engineering or independent engineering projects
▪	20 owner’s engineering projects
▪	100 technical advisory services

Figure 7: Map of international CSP project experience

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We offer our clients a broad range of services within the solar thermal sector in all project phases as owner’s engineer, independent engineer or lender’s engineer. Among others, the services offered comprise due diligence for lenders or investors (M&A), transaction advisory services, feasibility studies, conceptual and bid engineering, master planning including RE hybrid optimizations, energy yield and technology assessments, expert witness services in arbitration cases and also operation & maintenance (O&M) monitoring and optimization.

Fichtner’s solar thermal team provides support for development, engineering, and construction of all types of solar plants. In the course of many challenging projects worldwide since the late 1970s, Fichtner has acquired an unrivalled wealth of experience in both thermal and photovoltaic plants. Today, having been actively involved in developing solar thermal technologies for over 30 years, Fichtner is the world’s no. 1 independent engineering consultant for solar thermal power plants.
Solar thermal projects with a total capacity of 6 GW have been carried out by Fichtner worldwide, including in North, Central and Latin America, Africa, Europe, Australia as well as East and South Asia. The work performed includes more than 140 projects that have been implemented by our centers of expertise located in Germany, Italy, Spain and Taiwan.
Fichtner has developed its SOLPRO software for calculating solar thermal applications, including aspects such as solar field optimization, thermal energy storage and power block size. Both the World Bank and KfW have accepted SOLPRO for solar thermal power plants financed by the Global Environment Facility (GEF). In line with our improvement-seeking nature, our software is regularly upgraded using performance data from in-service solar plants.
Recent projects where Fichtner has supported its Client in different roles include for example the 50 MW Haixi solar tower project in China, where we assisted as Owner’s Engineer in reviewing the design, providing a document management system, and supervising the site and commissioning. Moreover, we have acted as independent engineer for the NOORo 1+11+111 projects in (160 MW + 200 MW + 150 MW) and acted as bid engineer for Dewa’s MBR project (solar tower) in Dubai or Noor Midelt (CSP+PV Hybrid) in Morocco. Current assignments incl. a large 300 MW CSP-PV Hybrid project in Saudi Arabia and Namibia’s first CSP IPP, both supported as Technical Advisor.

Fichtner is rendering project services in Australia since the mid-1990s. The provided services cover the renewables sector (e.g. PV, CSP) as well as conventional power plants (e.g. waste-to-energy) and infrastructure projects (e.g. desalination). We would like to highlight that Fichtner has been involved in numerous CSP projects in past incl. the Solar Flagship Program for which Fichtner acted as Technical Advisor. Further assignments included feasibility studies for CSP plants in Western Australia (Pilbara), South Australia (Olympic Dam) and NSW. Fichtner also advised ASI (ARENA) on CSP related matters, being part of the former Advisor Panel. Please find selected project examples below:

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▪	Engineering services for concentrated solar power projects (client: confidential)
▪	Feasibility study/grant application: solar thermal power plant (client: OPPL Oswal Power Pty Ltd)
▪	CSP plant site selection study (client: OPPL Oswal Power Pty Ltd)
▪	Technical consultant to the International ASI Research Advisory Committee (client: ASI Australian Solar Institute CSIRO)
▪	TA for the acquisition and extension of PV and battery hybrid systems (client: confidential)
▪	TDD for the acquisition of 3 PV power plants (client: confidential)
▪	DD for a biomass CHP (client: confidential)
▪	TA for a 100 MW BESS (client: confidential)
▪	PV energy yield assessment of a 25 MW power plant (client: Glencia Power Pyt Ltd)
▪	Lenders’ Technical Advisor— ERRRF in Rockingham (client: East Rockingham RRF Project Co Pty)
▪	Technical due diligence review for Kwinana Waste-to-Energy Plant (client: Macquarie Corporate Holdings Pty Ltd)
▪	Examining the operational demand in the electricity market (client: Australian Energy Market Operator AEMO)
▪	Lender’s technical due diligence services for Kwinana Waste-to-Energy Plant (client: Phoenix Energy)
▪	TA for Kwinana/Perth Seawater Desalination Plant (client: Water Corporation)
▪	Technical Due Diligence: Sydney Seawater Desalination Plant (client: GHD Services Pty Ltd)
▪	Engineering services for the Melbourne Desalination Project (client: GHD Services Pty Ltd)

In the field of advisory services for solar thermal applications, Fichtner has capabilities and outstanding experience in assessing new evolving pre-commercial solar technologies aiming to be used in large-scale commercial projects.

2.4	Quality Management

2.4.1	Our Quality Standards

Fichtner attaches great importance to maintaining a high quality standard of our engineering and consultancy services. For this reason, careful selection of personnel and close quality supervision are assigned high priority in the pursuit of our primary aim, which is to ensure our clients’ satisfaction. For the various projects, specifically adapted quality assurance measures are available that are implemented in line with relevant quality assurance concepts.

Since the ISO 9000 series of standards for quality assurance and quality management systems were issued, we have kept abreast of their development and schooled key personnel in all their aspects. As one of the first engineering consultancy companies, Fichtner attained ISO 9001 certification in March 1994.

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2.4.2	Integrated Management System

We have continually developed our quality management system, expanding it into an Integrated Management System for compliance, quality, information security, occupational health and safety and environmental protection. This allows us to successfully support our business practices in all affiliated companies of the Fichtner Group. In doing so, we have faced the challenges posed by market demands and client requirements and have met these through pragmatic solutions in compliance with standards and norms. In the Corporate Philosophy, the Ficht-ner Group’s senior management has committed themselves to the application and continuous improvement of the management systems.

The externally certified IMS that we have adopted also fulfills, alongside the process-oriented approach of the ISO 9001 quality standard, but also the requirements of ISO 14001 for environmental protection and ISO 45001 for occupational health and safety and ISO 19600 for compliance management systems.

In addition, our IMS meets the requirements of ISO 27001 for an information security system. We are thus setting a strong signal for the security of information, data and systems. Our clients and business partners as well as our employees can rely on reliable information technology (IT).

Adherence to and constant improvement of these high standards is continually ensured by feedback from our day-to-day work and routine internal auditing. The result of these endeavors has been re-awarded by the regular renewal of our quality certificate, which is issued on the basis of checks conducted by independent external auditors

3.	Scope of Services

The Scope of Services within this proposal covers the services requested by Vast Solar during the Pre-FEED (or Basic FEED) phase and FEED phase up to Final Investment Decision (FID) as outlined in the time schedule in Section 5, whereas Fichtner’s major participation is planned to be on the front end of the Basic FEED phase. With the aim to maximize the value capture of Fichtner’s support in process design, engineering definition and risk mitigation within the foreseen time and budget (Basic FEED and FEED conducted by the Contractor), Fichtner’s approach for providing Owner’s Engineering Services will be team oriented together with Vast Solar’s key project team members and focused on an optimized use of resources, e.g. by prioritizing documents to be reviewed and a continuous alignment on OE activities with Vast Solar’s project/technical managers. Hence, while providing a certain degree of flexibility, it is considered that an actual time spent based support with an overall cap of fees will be the most efficient way to ensure such an optimized support. During execution of our services, Fichtner’s project manager will keep Vast Solar’s project management updated on the actual status of the consumed resources on a monthly basis. At the start of the project a procedure will be proposed and agreed with Vast Solar, to efficiently coordinate Fichtner’s activities by at the same time minimizing coordination management.

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Based on discussions held with Vast Solar, besides other typical Owner’s Engineering tasks which can be provided by Fichtner, it is foreseen that Fichtner will provide its support in the following major fields which are further explained in the subsequent sections:

▪	Pre-FEED / FEED Design Review
▪	Optional: Additional Support to Owner’s Project Management during Pre-FEED and FEED stage, as required

3.1	Project Initiation

Upon notice to proceed the OE will immediately coordinate and liaise with Vast Solar to establish continuous communication links which will be maintained throughout the Project.

3.1.1	Mobilization

The time for mobilization will be limited to the minimum with the aim to start as soon as possible with the services. During the mobilization period the following activities will be performed:

▪	Mobilizing the team
▪	Detailing of work program
▪	Planning of logistics and communications
▪	Preparation of clarification list; and
▪	Set up of an electronic data room (external Sharepoint) for exchange of document and Project information.

3.1.2	Kick-off meeting

It is assumed that the kick-off meeting will be held as a hybrid meeting with participants from Australia and Germany, as applicable.

The purpose of the kick-off meeting can be summarized as follows:

▪	Introduce Project teams
▪	Present and finetune Project approach
▪	Discuss general aspects of the Project and the Owner’s needs and requirements
▪	Confirmation of the work plan and time schedule
▪	Define project management and interface management requirements
▪	Define communication channels and data exchange rules
▪	Receive all pertinent studies, technical documentation, reports, information etc. which can be shared by the Owner in addition.

3.2	Pre-FEED Design Review and Engineering Control

The OE will support the Vast Solar’s technical team with the review of Contractor’s engineering and design focusing on the key design documents as these will be jointly prioritized and agreed upon during the project. A preliminary identification of priority documents is highlighted in column “FIS Basic” in the Engineering Deliverables List (EDL) in Appendix 1 to this proposal. The documents marked with FR, (FR), FR/(FS), FP or (FP) are tentatively identified as key engineering documents, which will be further fine-tuned.

In principle, the OE will support by reviewing selected documents and provide its comments with the aim to obtain a comprehensive and working design from the Contractor.

In addition, if needed and agreed with Vast Solar, the OE may also provide its support in preparing missing engineering documents or in enhancing the quality of certain documents.

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For providing its comments, the OE will use a typical technical comment sheet form adapted to the project needs, which will be discussed with Vast Solar at the beginning of the project. The design review activity will be organized in a collaborative approach between OE’s experts and Vast Solar’s technical team. OE’s comments and view on engineering documents will be shared as basis for a joint discussion with Vast Solar. For an efficient process, as far as possible, it is proposed to organize such discussions in a consolidated manner depending on the amounts of available documents for relevant systems and disciplines. At start of the design review activity, the relevant contacts between OE’s experts and Vast Solar’s key technical team members will be established to ensure a direct communication on technical discussions which will be mainly organized in video-conference calls and results adapted in the comment sheets.

In addition, to the regular alignments between the OE and Owner, a dedicated technical review meet-ing/workshop is considered to take place in Madrid, Spain, at which it is envisaged that the PM and two key technical experts will participate with physical presence. Additional OE experts may participate at the technical review meeting virtually as needed.

It is understood that the access to the documents by the Contractor will be provided through an online document management system which will be provided by the Contractor who will provide OE’s staff secure access, a project specific user manual and an introduction to the usage of the system free of charge OE.

Besides the review, commenting, enhancement or preparation of documents the OE considers the following activities within Pre-FEED Design Review stage:

▪	Technical discussions on reviewed, enhanced, or prepared documents
▪	Input into risk register
▪	Status update meetings (approx. three short meetings per week)
▪	Preparation for and participation in the technical review meeting in Madrid
▪	Participation at other technical review meetings, as agreed with Vast Solar’s project management
▪	OE project management

Key experts involved the most in the design review will be Roland Klingler, Susana Martinez and Rainer Faatz. Further experts involved will be Anton Finker, Michael Puppe and Stefan Alisch as well as punctually (on an as need basis) the pool of experts. Approximately shares:

▪	Roland Klingler:	25%
▪	Susanna Martinez:	25%
▪	Rainer Faatz;	20%
▪	Further experts:	30%

If an increased support would be required for definition of the project execution time schedule, our scheduling expert will be involved on an as need basis.

3.3	Meetings and Workshops

Apart from the Kick-off meeting described above, it is proposed that OE’s project manager and on an as need basis also key experts will hold up to three (3) status update meetings of max. 15 minutes per week with the technical lead of Vast Solar. Given the time difference between Germany and Australia, such meetings will preferably be during the morning time CEST. During these meetings, the OE and the Vast Solar will update each other on expected document packages to be received for review, status of review, requirement of dedicated technical meetings, etc.

During the design review process, direct technical discussion between OE’s experts and Vast Solar’s key technical team members will be pursued, as far as reasonably possible. A detailed communication protocol for such communication and relevant contacts will be agreed between the OE and Vast Solar at the beginning of the project.

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Within the Pre-FEED stage a dedicated technical review meeting/workshop is considered to take place in Madrid, Spain, at which, as applicable, the project manager and two (2) key technical experts will participate with physical presence. Additional OE experts may participate at the technical review meeting virtually as needed.

Additional meetings will be scheduled on an as need basis.

3.4	Optional: Additional Support to Owner

In addition to the primary support at the design review during Pre-FEED stage, the OE may also provide the following technical support to Vast Solar during project development as these would be requested by and agreed with Vast Solar during the project execution, but not limited to:

▪	Project structuring support
▪	Validation of Owner’s performance model
▪	Preparation of the MFS for the O&M services
▪	Design review during FEED stage

The suggested potential Scope of Services for additional OE support is described in the following subsections.

3.4.1	Project Structuring Support

The project structuring has the aim to finalize the project structure set up considering the key stakeholders, their roles, and key requirements to achieve control over the project risks. Upon request by Vast Solar the OE will support Vast Solar in the development of the following:

▪	Procurement scheme
▪	Contractor roles and organization chart
▪	Risk and guarantees scheme
▪	Contractor management scheme
▪	etc.

The activities of Project Structuring Support would be mainly provided by the experts Roland Klingler and Johannes Kretschmann.

3.4.2	Validation of Owner’s performance model

If requested by Vast Solar, in a first step, the OE suggests reviewing available performance data and the development performance model and applied procedure. The validation may be supported by additional performance simulations. Based on the findings of the model validations, taking also into account potential requirements from other involved 3rd parties, e.g., LTA, enhancements may be discussed with Vast Solar.

After an enhanced performance model will be available, updated performance simulations for different plant dispatch scenarios and DNI scenarios (e.g., P50 P75, P90) may be conducted.

The activities of Validation of Owner’s Performance Model would be mainly provided by the experts Michael Puppe and Susana Martinez.

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3.4.3	Preparation of the MFS for the O&M services

It is assumed that the O&M Contractor shall be responsible for the O&M services during the Final Acceptance Period and possibly a subsequent period to be defined. Upon request by Vast Solar to prepare the MFS for the O&M services, the OE will ensure that the requested scope of work and requirements, under the O&M Contract are sufficient, incl. amongst others:

▪	Instructions for operation and maintenance of the plant;
▪	Frequency and work program of maintenance;
▪	Performance guarantees and liquidated damages; and
▪	Instructions for reporting.

The activities of Preparation of the MFS for the O&M services would be mainly provided by the experts Roland Klingler and Matthias Wiemann.

3.4.4	Design Review during FEED stage

The OE may also support Vast Solar during at the design review during FEED stage which would be conducted in a similar manner as the during the Pre-FEED stage. It is suggested that the FEED documents which should be reviewed will be jointly identified after conclusion of Pre-FEED.

3.5	Assumptions

This proposal (our effort estimates) is based on the following assumptions.

▪	All meetings will be held as telephone/video conferences unless otherwise stated in the technical proposal. Optionally and at Vast Solar request, Fichtner is available for additional meetings at locations to be discussed.
▪	All documents to be reviewed by Fichtner are organized with a clear structure and there shall be no duplicated documents. The full set of project data needed will be available in English.
▪	Conducting patent searches and assessing intellectual property rights (IPR) and associated risks will be covered by Vast Solar’s Legal Advisor or IPR Advisor, although Fichtner will alert Vast Solar to any obvious IPR issues that Fichtner is aware of (covered in the scope and fee) and respond (to be charged on a time and disbursement basis) to any specific queries from Vast Solar and its other advisors.
▪	Specific assessment of insurance requirements will be covered by the Insurance or Financial Advisor, although Fichtner can respond to specific queries raised by the Insurance Advisor on a time and disbursement basis.
▪	Our assumption is that all permits and licenses are available. The review of permits and licenses will be done by the Legal Advisor.
▪	The services are performed within the timescales set out in this proposal; not considered in the budget are services outside the timeframe or the described scope.
▪	All documentation, including all contracts, agreements and drawings provided to Fichtner are of reasonably good quality in line with good international engineering practices.
▪	It is understood that the access to the documents by the Contractor will be provided through an online document management system which will provided by the Contractor who will provide OE’s staff secure access, a project specific user manual and an introduction to the usage of the system free of charge OE.

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4.	Project Team

4.1	Team Philosophy

It is an integral part of Fichtner’s philosophy to develop an understanding of the client’s objectives, concerns and working methods at an early stage of the assignment and to adapt our own working style accordingly. We aim to develop one-to-one relationships with Vast Solar so that there is no uncertainty about who is looking after your interests. A key feature of Fichtner reflected throughout our project teams is our strength in the following areas:

▪	process, electrical and mechanical plant engineering;
▪	contractual mechanisms for defining and enforcing the performance, design life and availability aspects of plant design; and
▪	enforcement throughout the life of the contract of its technical and commercial terms.

This is achieved by:

▪	recruitment and training of individuals with exceptionally strong engineering and scientific skills from diverse backgrounds, generally outside of consultancy and including contractors and technology suppliers;
▪	a strong ethic that all key consultants in the organization have a thorough grasp not only of the engineering principles of the technology, but also of the contractual, commercial and financial aspects;
▪	powerful support tools including electronic databases and reference systems, advanced software tools for power systems simulation, energy yield assessment, financial modeling, graphical design, five-dimensional modeling, visual simulations and fundamental engineering design tools;
▪	development of a very clear understanding within the Fichtner organization of the key skills, organization and commercial imperatives of contracting and technology supply organizations;
▪	development of one-to-one relationships with clients so that there is no uncertainty about who is looking after the client’s concerns.

Fichtner will provide the following primary resources:

▪	A Project Director (PD) who will be responsible for ensuring that the services are properly executed with adequate qualified resources. The PD will be responsible to the client for the quality and timely delivery of our service.
▪	The Project Manager (PM) will be the principal contact for the client and will be responsible for assimilating and communicating all of the key issues relating to the services. Day-to-day contact with the client will be conducted by our PM, who will be responsible for the routine management and execution of our work.
▪	Specialists - the PM will be supported by specialists in concentrated solar power.

4.2	Project Organization

Your project will be handled in our project department “Power Plant Design and Execution, Solar Thermal” under the responsibility of Johannes Kretschmann as project director. For handling your project, we nominate Roland Klingler as project manager. Roland Klingler is particularly well qualified for handling your project thanks to the extensive experience in design review and other OE activities, in particular for CSP projects.

Under the direction of the project manager, your project will be handled in our office at our headquarters in Stuttgart, Germany, in close cooperation with our local entity Fichtner Australia Pty Ltd. The general project manager will be responsible for coordinating all services.

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4.3	Proposed Team Members

We are pleased to present brief descriptions of the proposed team members’ experience below. If required, we are happy to provide the full CVs of the proposed team.

Project Director

Johannes Kretschmann

Mr. Kretschmann is a member of Fichtner’s Solar Thermal Projects Department and has a degree in energy and systems engineering. Since 2008, he has held various positions at Fichtner and has been active as a project manager especially for many solar energy projects, with the result that today he is an extremely experienced expert in this field. Furthermore, Mr. Kretschmann has been project manager for various privatization projects, both for solar and conventional power plants. His previous assignments include feasibility studies, technology and market assessments, due diligence investigations (both as lender’s technical advisor and for M&A projects), design planning, tendering, bid evaluation, and techno-economic studies. During his studies of energy and systems engineering with a focus on solar thermal energy systems at the University of Stuttgart, Mr. Kretschmann completed an internship at Fichtner before writing his degree thesis in the field of solar energy technologies at the company. Since joining Fichtner, he has worked on numerous projects worldwide, including some in Southern Europe, the Middle East, North and South Africa, Asia and Australia. The projects covered all three main types of solar thermal power plants, including parabolic troughs, solar towers and linear Fresnel collectors, as well as combined cycle power plants and hybrid power plants. In addition to power generation projects, he has also worked on process heat projects including solar desalination and Solar FOR (Solar Enhanced Oil Recovery) projects.

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Project Manager

Roland Klingler

Mr. Roland Klingler is member of Fichtner’s Solar Thermal Project-Department, holding a degree in energy systems and system engineering. In the past 15 years, he has held various positions within Fichtner and has been the Project Manager of several solar thermal power projects, making him to a very experienced expert in this field. Previous assignments include basic design, tendering, bidding and implementation projects. In the latter Mr. Klingler was engaged in detail design review of solar and conventional processes, supervision of construction and commissioning as well as operation monitoring. Since his professional position at Fichtner, he worked for numerous solar projects throughout the world, including Southern Europe, USA, the Middle East, North and South Africa, Asia and Australia. Amongst many other CSP projects, Mr. Klingler has been deeply involved in the Shams 1, 50 MW Haixi solar tower, Kuraymat, Shagaya, Duba and the Ain Beni Mathar CSP Projects including design reviews. Further, Mr. Klingler’s second mother language is Spanish deemed supportive in light of the Spanish EPCM Contractor.

Lead Local Team

Alex Dronoff

A senior executive with over 30 years’ experience in the renewable energy, oil & gas industries in businesses such as Shell & BOC. Demonstrated ability to develop business strategies as well as establishing fully functioning, profitable businesses. Since 2003, Alex has been in senior general management, business development (including renewable energy), project and operations management at a global and national level. He is an experienced leader of multi-disciplinary teams and stakeholder management of government, public sector and key industry associations. Alex has an extensive local and international network in the traditional and renewable energy sectors. A pioneer in the development of renewable hydrogen initiatives including contribution to federal and state strategies. Alex was one of the Directors of the Australian Hydrogen Council from 2018. As the CEO of Fichtner Australia, key activities include the development and growth of the business in the areas of renewable energy including Solar PV, Wind, Concentrated Solar Power, Hydrogen, Pumped Hydro and Waste to Energy.

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CSP Expert

Mathias Wiemann

Mr. Wiemann gained the German equivalent of a master’s degree in Mechanical Engineering and Thermal Engineering at the University of Stuttgart. He has been working for Fichtner since finishing his studies about 13 years ago. Mr. Wiemann possesses sound knowledge of thermal power plants, engineering thermodynamics, fluid mechanics and thermal engineering. In the course of working initially as a project engineer and later as a project manager, he has become very familiar with all the phases of planning (feasibility studies, due diligence, preliminary/design planning, approval planning, execution/detailed planning, tendering, contract award) and project implementation (site management/plan review, site supervision, functional acceptance tests).

Mr. Wiemann has successfully worked as a project manager on solar thermal and fossil-fired power plant projects internationally and in Germany. As owner’s engineer, he has been responsible for planning and monitoring the schedules and budgets of projects and is familiar with managing interdisciplinary teams. Mr. Wiemann was responsible for the following projects, among others:

▪          Gas turbine replacement (approx. 150 MW), Germany (project under confidentiality);

▪          Gas turbine power plants as backup power plants (600 MW and 1200 MW), Germany (project under confidentiality);

▪          Combined cycle power plant, Hamriyah (1800 MW), United Arab Emirates;

▪          Integrated solar combined cycle plant (combined cycle part: 280 MW; solar part: 50 MW), Kuraymat, Egypt;

▪          Combined cycle power plant, Shuweihat S3 (approx. 1600 MW), United Arab Emirates.

Solar Tower Expert

Michael Puppe

As a graduate energy and process technology engineer, Michael Puppe has around six years’ experience in modeling, yield simulation and economic appraisal of solar thermal power plants. During the course of his work, he has further developed various tools for modeling and designing solar thermal power plants. He has published technical papers on, among others, techno-economic analysis of solar tower power plants with innovative receiver and molten salt circulation designs while supervising planning of a test plant. He is a German native speaker, is fluent in English and has an advanced knowledge of Spanish.

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TES Expert

Dr. Rainer Faatz

Mr. Faatz has more than 30 years of professional experience in energy engineering in different positions. During his time at RWTH Aachen University, he studied and computer-modeled pressurized fluidized bed combustion combined cycles.

As process engineer at Noell-KRC GmbH, he designed and optimized power sections of waste-to-energy plants. He was also the responsible process engineer for the design and layout of waste incinerators, especially with water-cooled grate. He worked on different contracts and bid projects in Germany, the UK, the Netherlands, and France.

At FISIA Babcock Environment GmbH, he held the position of project manager for a turnkey waste-to-energy plant in Germany, consisting of two in-cinerator/boiler/flue gas treatment lines including power plant, civil part, electrical, and instrumentation & control. He is therefore experienced as a project manager of EPC contracts.

After having joined Ferrostaal Industrial Projects GmbH, Mr. Faatz was for three years deeply involved in the engineering of a combined cycle power plant (CCPP) in Trinidad. As Team Leader Process and later as Head of Engineering, he was responsible for the engineering team (process, electrical, l&C, layout, component, civil engineers) and coordinated the engineering works for the CCPP turnkey project comprising six gas turbines, waste heat boilers, two steam turbines and the complete balance-of-plant part. In the last ten years before joining Fichtner, Mr. Faatz was Engineering Director at TSK Flagsol Engineering GmbH and worked in-depth on concentrated solar power (CSP) plants and especially on thermal storage projects. He was involved in contracts and bid projects for CSP plants including integrated solar combined cycles (ISCCs). He developed an innovative thermal storage system for integration into power plants, chemical plants and steel plants, and he participated in the development of a hybrid PV solar thermal plant with molten salt electrical heaters together with other experts within the company.

Mr. Faatz has worked on many projects in Germany as well as in other European countries and overseas. He is a German native speaker, is fluent in English and French and has knowledge of Spanish.

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Energy System Expert

Dr. Florian Klumpp

Dr. Florian Klumpp has been managing director and hydrogen expert at Fichtner Australia since 2022. Prior to this, he was a project manager at Fichtner in the “Energy Economics and Hydrogen” department from 2013. Before joining Fichtner, he worked for a large German utility for seven years. His core areas of expertise include hydrogen technologies, power sector modeling, techno-economic analyses, electromobility, market potential, concept and strategy studies as well as high-level training for experts. Dr. Klumpp develops and uses software tools for dimensioning and optimizing complex and sustainable energy systems. In doing so, he considers the technical specifications of the energy system as well as the policy frameworks, tariff designs and regulatory structures of the relevant energy markets. His core qualifications comprise a solid foundation in power generation and conversion technologies, energy storage, power-to-gas and gas storage. He works for a wide range of clients, such as energy utilities, industrial enterprises, banks, project developers as well as ministries and authorities.

Working fields and areas of responsibility:

▪          Project management of large, international projects in the field of green hydrogen technologies, power genera-tion, power sector modeling, techno-economic analyses, electromobility, market potential, concept and strategy studies

▪          Development and utilization of software tools for the dimensioning and optimization of complex energy systems

▪          Feasibility studies and conceptual design for green hydrogen projects

▪          Development and assessment of business cases around renewable energy projects and the decarbonization of the energy system

▪          Presentation of project results and research projects at international conferences

▪          Consultancy services for a wide range of clients, such as energy utilities, industrial enterprises, banks, project developers as well as ministries and authorities.

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Process Engineer

Anton Finker

Having graduated in mechanical engineering, Anton Finker is presently a project manager in Fichtner’s Renewable Energies & Environment Division. Previous assignments include, amongst many others, site investigations; environmental impact assessments; preliminary and detailed study of regional environmental concepts; total energy and emissions balances of energy technologies; feasibility studies of solar tower power plants; engineering and construction of a solar tower power plant, rocket engine testbeds and industrial plants; and supervision of a full range of construction works, with project documentation and taking-over procedures. He has substantial experience in cryotechnology, hydrogen systems, fuel cells and electrolysis, gas treatment, biomass and geothermal technologies. He has undertaken consultancy services worldwide for construction management since 1987. As project manager, he has extensive experience in project handling, including cost analysis and budgetary control. He has also participated in numerous projects financed by international donor agencies, including tasks such as tendering, bid evaluation and contract negotiations. Mr. Finker is a native German speaker and fluent in English. With professional experience since 1979, he has contributed to numerous projects in Asia and Europe.

CSP / Process Expert

Susana Martinez

Ms. Susana Martinez is MSc in Engineering specialized in Energy and holds a Masters degree in Management of International Projects Worldwide from IESE Business School. She has an outstanding track record as Project Director for different international power generation projects mainly based on renewable sources in countries like India, China, Mexico, Australia, Poland, UK, Spain. She has been working in Waste to Energy plants, CSP plants, thermal energy storage systems, geothermal plants, biomass plants, PV plants, water treatment and desalination plants. Susana has been in charge of negotiating and closing contracts with important EPC players.

She has been working in CSP plants since 2007 being involved in more than 15 CSP plants, most of them in Spain, but also in India, Africa and China. She was the project director of the conceptual design for the thermal energy storage system of Delingha CSP plant, the first CSP plant that was connected to the grid in China. She was also in charge of the engineering for CSP plant of Gonghe based on a central tower plant using molten salts as heat transfer fluid and the project director of Gansu Akesai CSP plant based on parabolic trough using molten salts as heat transfer fluid and with a thermal energy storage system of 16 hours. She was also leading the basic and detail engineering of the first hybridized CSP in a biomass power plant in the world.

Some specific experience in solar thermal power plants projects:

▪          Basic and detailed engineering of the thermal energy storage of De-lingha CSP plant

▪          Basic and detailed engineering of the molten salts system of Gansu Akesai CSP plant based on parabolic trough collectors and using molten salts as heat transfer fluid

▪          Basic Engineering of Lanzhou Dacheng CSP plant

▪          Conceptual design of 135 MW CSP plant in Delingha

▪          Feasibility study for a thermal energy storage system in an existing concentrating solar power plant

▪          Tender support for Noor Middelt hybrid plant PV-CSP

▪          Basic and detailed engineering for the integrated CSP in a biomass power plant in Spain

▪          Due Diligence of eSolar technology

▪          Integrated Solar in a Combined Cycle (ISCC) Power Plant of 280 MWe

▪          Technical due diligence of solar thermal power plants of Solaben 1 and Solaben 6 of Abengoa including the revision of performance models

▪          Molten Salts Piping Design for a Fresnel Solar Field, Saudi Arabia

▪          Basic engineering for a 50 MW CSP plant including TES in India

▪          Basic Engineering for 2x110 MW CSP plants based on central tower receivers using molten salts as heat transfer fluid in South Africa

▪          Full Engineering for La Risca 50 MW CSP plant

▪          Full Engineering for Majadas 50 MW CSP plant

Ms Martinez speaks besides Spanish and Catalan (mother tongues), English and French.

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Water / Steam Expert

Dr. Rolf Stefan Alisch

Holding a doctors degree in mechanical engineering Mr Rolf-Stefan Alisch is presently Projects Director within Fichtner’s Energy Technology Department, within which he is heading a group of engineers dealing with all kinds of ther-mal power plants (gas, coal and oil fired as well as solar thermal). Dr. Alisch is a process and energy system expert with particular know-how in conceptual/basic design and project implementation. His background comprises the design of specific power plant equipment as well as of complete power plants. Previous assignments included amongst others energy and environmentally related feasibility and concept studies, basic design and implementation projects for different kinds of thermal power plants as well as due diligence projects. With professional experience since 1985, Dr. Alisch was responsible as project manager for national and international thermal power projects, and he has extensive experience in project coordination and handling including cost/budget controlling.

5.	Time Schedule

Fichtner is prepared to commence work at short notice. Project execution will be carried out in close consultation with Vast Solar, whereby Vast Solar will be informed immediately about important individual results as well as the emergence of any additional aspects.

The individual activities and their planned processing time are based on the description of our services in accordance with Section 3 and are set out in the following schedule.

Description	Timeline (weeks)	Proposed Delivery Date
Contract awarded to Fichtner Australia	To	Award anticipated in early June 2023
Kick-Off Meeting with Vast Solar	To+1	Within one week of contract award
Design Review Workshops	TBC	Pending scheduling by EPCM (Worley) during pre-FEED design
Pre-FEED Stage	To+12	Approx. twelve (12) weeks anticipated
FEED Start	T1	FEED anticipated to commence in early September 2023
FEED Completion	T1+14	Approx. fourteen (14) weeks anticipated

6.	Financial Proposal

This financial proposal is based on the approach and procedures described in Section 3, the assumptions according to Section 3.5 as well as the project time and manning schedule, which forms an integral part of this proposal.

6.1	Remuneration —Time-Based

The remuneration for time-based services proposed in Section 3 is

$AUD 300,000

(Three Hundred Thousand Australian Dollars)

and does not include taxes in the client’s country or the project country. The optional services described in Section 3 will be’ reimbursed in addition based on the actual time spent and based on the given unit rates below. Fichtner will keep timesheets and discuss with Vast Solar once 75% of the above mentioned remuneration has been incurred. The rates to be applied are detailed in the below table:

Personnel Position	Hourly Rate (AUD, ex-GST)
Project Director / Project Manager	$260
Senior Engineer	$235
Junior Engineer (<7 years’ experience)	$205

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The hourly rate (8 hours per day, 5 working days per week) is a blended rate for our proposed staff and includes secretarial services and incidental office expenses. Traveling time is chargeable. Travel and accommodation costs as well as incidental expenses will be charged additionally.

6.2	Reimbursables

The following will be invoiced as additional items:

▪	Reasonable travel costs incl. air travel (business class outside of Europe), first-class rail travel, vehicle at 1.00 AUD/km, taxi, rental car, per diem allowance in the amount prescribed by the tax authorities.

▪	Local transportation and accommodation expenses (if not provided by Vast Solar).

▪	Costs for acquisition of data (if applicable).

Reimbursable costs will be incurred only on Vast Solar request and will be invoiced as they are incurred. For example, these expenses may be considered if Fichtner experts are required to travel to Madrid to meet the EPCM contractor for technical review meetings or workshops.

6.3	Additional Services

Additional Services can be provided upon request, based on the following unit rates:

$AUD 2,000 / day

(Two thousand Australian dollars per day)

and does not include taxes in the client’s country or the project country. The daily rate (8 hours per day, 5 working days per week) is a blended rate for our proposed staff and includes secretarial services and incidental office expenses. Traveling time is chargeable. Travel and accommodation costs as well as incidental expenses will be charged additionally.

6.4	Taxes

This proposal has been established under the assumption that Fichtner, its partners or sub-consultants and their staff shall not be subject to any taxation, duties, levies or fees in the client’s country or the project country with respect to any payment (such as remuneration, reimbursable expenses, allowances, other miscellaneous expenses, etc.) received in connection with the services. All taxes, levies, duties, fees and consequential internal and external costs (like tax lawyers, accountants, auditors, fees: etc.) arising will be directly covered or reimbursed by the client as incurred. Any such amounts or estimates are not included in the financial proposal..

6.5	Price Adjustment

All fees for our services, either lump sum or time-based, and reimbursable fees are fixed until 31.12.2023. After that date, the fees are subject to escalation and will be adjusted by 7 % per year.

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6.6	Payment Schedule

For the rendered services, we propose the following payment plan:

Time-based services

▪	$AUD 30,000 as advance payment upon contract award

▪	Monthly invoices based on time worked

▪	Monthly invoices for reimbursable expenses

The down payment amount will be credited to subsequent invoices.

All payments shall be made net without any deduction to our Fichtner bank account in Australia and become due 15 calendar days after the date of the request for payment or the date of invoice submission.

Fichtner is given the right to suspend the services without being considered in breach of contract once a payment is overdue by three weeks.

7.	Terms of Engagement

7.1	Warranty

Fichtner makes the following assurances, regarding performance of the engineering/consulting services pursuant to this offer:

▪	Careful and expert performance of the work on schedule and in accordance with generally accepted engineering practice at the time of contract award;

▪	Performance of the work while maintaining strict objectivity with respect to supply, installation and construction interests;

▪	Performance of the work with that degree of care, skill and diligence ordinarily exercised by internationally recognized professional firms for services and projects, and under circumstances similar to those contemplated herein;

▪	Fichtner has and will have at all times the necessary qualifications, expertise, equipment and personnel to provide all of the services in accordance with this offer.

The warranty period will begin upon completion of the contractually rendered services by Fichtner and will end 12 months thereafter.

7.2	Liability

Fichtner shall be liable for loss or damage caused by its negligence.

Liability for services provided under this initial Proposal shall be confined to compensation of the direct loss or damage sustained and shall be limited to five (5) times the contract value.

Fichtner shall not be liable for indirect or consequential losses or damages, nor for loss of profits, production outages or similar losses.

The foregoing limitation and the exclusions of liability will not apply to damage caused intentionally or by gross negligence, nor to loss of life or injury to body or health.

Fichtner shall be given the opportunity to remedy any damage caused by Fichtner so as to obtain the condition that would have existed if the damaging event had not occurred.

Any liability claims shall be time-barred after the expiration of 12 months after completion of the services.

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To the extent that this agreement confers any rights to third parties, particularly in favor of other group companies of the client, the liability of Fichtner towards these third parties shall also be limited in accordance with the above stipulations.

7.3	Cloud Application Security

Two-factor authentication represents the current state of the art for secure information transmission.

With ever increasing cyber security risks, Fichtner can only take on responsibility for the security of documents uploaded to cloud-applications i) made available by Fichtner or its service provider and ii) provided with a two-factor authentication. Should a Client however insist on a cloud application i) of its own choice or ii) with only a one-factor authentication, Fichtner shall not be liable for any damage resulting from a breach of security, and the Client shall indemnify Fichtner against any third-party claims arising from such breach.

7.4	Standard of Performance

Fichtner undertakes to perform the services hereunder with that degree of care, skill and diligence ordinarily exercised by internationally recognized professional firms for services and projects, and under circumstances similar to those contemplated hereunder, and to ensure that employees assigned to perform any of the services conduct themselves in a manner consistent therewith.

Fichtner’s review of design information and interfaces prepared by others is not an approval of their work and shall in no way serve to transfer to Fichtner responsibility for the correctness and/or accuracy of such design information and interfaces. Each party hereto understands that Fichtner’s advice will be and has been limited by and based upon the information provided to Fichtner (both in regard to scope and timeliness); further, such review may not necessarily uncover and may not have uncovered all of the significant risks and variables that might be discernible by a firm having responsibility for the engineering, design, construction and operation of the project. Actual project viability and performance depend on many factors not within the control of Fichtner, such as proper design, equipment, construction, operation and maintenance.

In the event that Fichtner does, in the course of performing the services hereunder, discover any error or design oversight in such design information and interfaces, Fichtner shall promptly bring this condition to the attention of Vast Solar.

It is understood that Fichtner shall have no right or authority to stop any work, nor shall Fichtner have any responsibility for the means, methods, techniques or safety programs of the contractors responsible for design, manufacturing, erection, commissioning, operating or maintenance, any sub-contractors thereof or Vast Solar.

7.5	Support of the Project by Vast Solar

In order to enable Fichtner’s team to fully concentrate on the services assigned to it and to make the services as efficient as possible, Fichtner requests provision of the following support by Vast Solar free of charge to Fichtner’s team:

▪	nomination of a liaison person to Fichtner for consultations and coordination;
▪	making available the data and documents necessary for project handling, as far as those are not provided during the data room and / or site investigations and that are in the owner’s possession;
▪	prompt processing and decision-taking on points raised by Fichtner as they arise during the course of project handling and which lie exclusively in the owner’s area of responsibility.

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Upon completion of the services, Fichtner shall be entitled to receive a testimonial and/or to use the rendered service as a reference. Should any confidentiality agreement between Vast Solar and Fichtner or Vast Solar’s General Conditions of Purchase may preclude the use of the project as a reference, we ask for a joint solution. This testimonial is requested because Fichtner’s clients are increasingly requiring formal confirmation of Fichtner’s services.

7.6	Language

English will serve as the language for the whole project, including negotiations and correspondence between all parties concerned. All results will be provided in English.

7.7	Choice of law

This contract, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this contract or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with the law of NSW, Australia to the exclusion of its conflict of laws provisions.

7.8	Arbitration

Any dispute or difference arising out of or in connection with this contract or the breach thereof, including the construction or performance of this Clause, which cannot be amicably settled between the parties to this contract or if either party does not agree to any alternative dispute resolution procedures, shall (to the exclusion of the courts, irrespective of jurisdiction, in deciding any dispute, difference, breach, claim, or action arising under or related to this contract) be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The seat of the arbitration proceedings shall be Sydney, Australia. The proceedings shall be held in English.

7.9	Commencement of Works

The contract shall become effective upon signature of the contract. Commencement of the services shall be no later than two weeks following the effective date of contract and receipt of advance payment on Fichtner’s bank account in Australia, whichever one comes later.

7.10	Security, Safety and Health

In case of security, safety or health issues in the project country, Fichtner will monitor this situation very carefully together with advisors such as International SOS, the German Federal Foreign Office and others and will perform its services in the project country only if the security, safety or health situation allows for safe working and living conditions. Should the perceived security, safety or health situation deteriorate, Fichtner shall have the right to postpone or suspend its travel to the project country or to end its stay in the project country.

The COVID-19 pandemic severely limits the mobility of all people, however, our consultants are used to working flexibly at any location, even from their homes. Today’s technology enables us to easily stay in touch with each other via video conferencing. In addition, our own international presence continues to be supplemented by a worldwide and extensive network of partner companies and freelancers. Please note that the proposed time and manning schedule is based on normal conditions and so while the pandemic continues to affect work, we will all have to handle the proposed time and manning schedule in a flexible and pragmatic way while also making use of modern communication to achieve the project goal.

7.11	Latest Date Clause

Our financial proposal is based on the time and staffing schedule contained in the technical part of this proposal. Should an adjustment of the time schedule or delay arise in the handling or completion of the consultant’s services for reasons which are not under his control, both the client and the consultant shall use all reasonable endeavors to overcome all difficulties thereby arising, and any additional effort of the consultant caused by this adjustment or delay will be subject to appropriate additional remuneration through an amendment to the contract or a special agreement that both parties mutually agree with.

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7.12	Amendments and Additions

In order to be effective, any amendments or additions to the proposal must be in writing.

7.13	Severability

If any provision of an agreement based on this proposal is or becomes invalid, the validity of any other provision of such agreement shall not be affected, and the invalid provision shall be replaced by a lawful provision having a close economic effect.

7.14	Intellectual Property Rights

7.14.0 Definitions

Fichtner Background Intellectual Property means the pre-existing Intellectual Property, (including know-how, methodologies and trade secrets) of Fichtner (if any) that has not been created specifically for or as a result of the supply of the Services.

Intellectual Property means all intellectual property rights, including but not limited to, the following rights:

a)	patents, copyright, rights in circuit layouts, designs, trade and service marks (including goodwill in those marks), domain names and trade names and know-how, trade secret or any right to have confidential information kept confidential;

b)	any application or right to apply for registration of any of the rights referred to in paragraph (a); and

c)	all rights of a similar nature to any of the rights in paragraphs (a) and (b) which may subsist anywhere in the world,

whether or not such rights are registered or capable of being registered.

Services IP means any Intellectual Property that is created by or on behalf of Fichtner specifically in relation to or for the purpose of the supply of the Services.

Vast Solar Intellectual Property means the Intellectual Property of Vast Solar including, but not limited to, the:

a)	the specification for the Services set out in an order placed by Vast Solar with Fichtner for the supply of Services, as amended by agreement in writing between the parties from time to time;

b)	any materials, including all goods, printed material, electronic material, notices, artwork, drawings and graphics (in any form), trade dress, catch phrases, disclosure documents, advertising and promotional materials and documents supplied by Vast Solar to Fichtner for use in relation to the Services (if any);

c)	Vast Solar trademarks (if any); and

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d)	any Intellectual Property of Vast Solar whether created pursuant to or before the date of this Proposal.

7.14.1	Each party hereby agrees that it has, and will have, no licence or other right to use the other party’s Intellectual Property, except as set out in this Agreement.

7.14.2	Unless otherwise agreed in writing by the parties and subject to clause 14.3, any improvements, developments or modifications to the:

a)	Vast Solar Intellectual Property created by, or on behalf of, either party during the Term (including future copyright), will vest absolutely and automatically on creation in Vast Solar and to the extent created by Fichtner, Fichtner hereby assigns all such Intellectual Property to Vast Solar on and from creation; and

b)	Fichtner’s Background Intellectual Property created by, or on behalf of, either party during the Term (including future copyright), will vest absolutely and automatically on creation in Fichtner and to the extent created by Vast Solar, Vast Solar hereby assigns all such Intellectual Property to Fichtner on and from creation, and the parties agree to do all such things as are necessary, including the execution of documents, to give effect to this clause.

7.14.3	Unless otherwise agreed in writing by the parties, any Services IP (including future copyright) will vest in Vast Solar absolutely and automatically on creation and Fichtner hereby assigns all such Intellectual Property to Vast Solar on and from creation. Fichtner agrees to do all such things as are necessary, including the execution of documents, to effect the assignment of title in the Services IP to Vast Solar.

7.14.4	Fichtner must, at any time on demand by Vast Solar, provide to Vast Solar all documents (including specifications), designs, plans, moulds, media, dies, tooling and other information, equipment and materials (including all copies) relating to Intellectual Property owned by or vested in Vast Solar under clause 14.2(a) or 14.3 (including any such information, equipment and/or materials held by third parties) or licensed to Vast Solar under clause 14.5.

7.14.5	Fichtner will retain all rights, title and interest in any Fichtner Background Intellectual Property provided that Fichtner grants to Vast Solar a non-exclusive, worldwide, perpetual, royalty-free, sub-licensable, and transferable (such transfer to be solely in connection with relevant Services IP) licence to use Fichtner’s Background Intellectual Property to the extent Vast Solar needs to use the Services IP for the project. Fichtner agrees to provide Vast Solar with copies of any such information (including all specifications), equipment and materials relating to Fichtner’s Background Intellectual Property as Vast Solar may reasonably require from time to time.

7.14.6	Neither party shall knowingly do anything which may prejudice or infringe (except as is expressly permitted by this Agreement) the other party’s Intellectual Property.

7.14.7	Fichtner warrants to Vast Solar that the supply of the Services (including where applicable the use of any associated goods, materials and products) by Fichtner in accordance with this Agreement (including the Services IP created by Fichtner and owned by Vast Solar under clause 14.3, or Fichtner’s Background Intellectual Property licensed to Vast Solar under clause 14.5) will not infringe the Intellectual Property of a third party. Fichtner indemnifies Vast Solar for any claim, expense, direct loss, damage or cost (including legal costs incurred in defending any such claim on a party and party basis) arising from a breach of this warranty.

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7.14.8	Vast Solar warrants to Fichtner that the use by Fichtner in accordance with this Agreement of Vast Solar’s Intellectual Property (excluding any Intellectual Property created by Fichtner) for the purposes of and to the extent strictly necessary for the supply of the Services in accordance with this Agreement will not infringe the Intellectual Property of a third party. Vast Solar indemnifies Fichtner for any claim, expense, loss, damage or cost (including legal costs incurred in defending any such claim on a full indemnity basis) arising from a breach of this warranty.

7.14.9	Vast Solar grants Fichtner a non-exclusive, non-transferable licence to use Vast Solar’s Intellectual Property and the Services IP until the End Date solely for the purpose of, and to the extent strictly necessary for, the supply of the Services in accordance with this Agreement. Fichtner must ensure that each use of Vast Solar’s Intellectual Property is in a manner from time to time approved by Vast Solar (including any conditions attached to such consent).

7.14.10	The parties acknowledge and agree that all goodwill resulting from:

a)	Fichtner’s use of Vast Solar Intellectual Property or the Services IP will accrue solely for the benefit of Vast Solar; and

b)	Vast Solar’s use of Fichtner’s Background Intellectual Property will accrue solely for the benefit of Fichtner.

7.14.11	For the avoidance of doubt, nothing in this Agreement is to be interpreted as restricting the ability of the parties to from time to time enter into a separate agreement in relation to any Intellectual Property connected with the supply of the Services, which will prevail to the extent of any conflict with the terms of this Agreement when it is made clear that this is the parties’ intention.

7.15	Confidentiality

Neither party may disclose any Confidential Information of the other party, except as permitted under this agreement. Without limiting any provision of this Clause, disclosure of the other party’s Confidential Information is permitted:

▪	where the prior written approval of the party whose information is to be disclosed has been given (which approval must not be unreasonably withheld or delayed but may be subject to such reasonable terms and conditions as may be imposed);
▪	where a party needs to disclose Confidential Information to a Related Body Corporate (which has the meaning given in the Corporations Act 2001 (Cth)), legal advisers, auditors, accountants, insurers or other advisers for purposes relating to this agreement, subject to the requirement that the party making the disclosure will ensure that the third party will not disclose the Confidential Information further;
▪	where a party needs to disclose Confidential Information to its employees, agents or subcontractors engaged for the purposes of this agreement provided that the disclosing party must ensure that its employees, agents or subcontractors are subject to obligations of confidence in respect of the Confidential Information similar to those which the disclosing party itself is subject under this agreement and they do not disclose the Confidential Information further except to the extent required for the operation of the Scope of Services under this agreement; and
▪	where the disclosure is required by any law, as a result of a direction by any government agency, regulatory authority or similar, or by any rule of any recognised stock exchange, and the other party is where possible and practical given prior notice of the disclosure.

If requested by Vast Solar at any time, Fichtner must immediately return to Vast Solar, or destroy or delete, as Vast Solar directs, all originals and copies of Vast Solar’s Confidential Information in Fichtner’s custody, power or control, including by deleting all Confidential Information from any computer or other storage device into which it was programmed, recorded or stored by or on Fichtner’s behalf.

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‘Confidential Information’ means in relation to a party, information that is by its nature confidential, is designated by that party as confidential, or the other party knows or ought reasonably to know is confidential and includes:

▪	the existence, and the terms and conditions, of this agreement;
▪	information comprised in or relating to any Intellectual Property Rights of a party;
▪	information relating to the financial position of the party and in particular includes information relating to the assets or liabilities of the party and any other matter that does or may affect the financial position or reputation of the party;
▪	information relating to the internal management and structure of the party, or its personnel, policies and strategies of the party;
▪	information in a party’s possession relating to the other party’s customers or suppliers, and similar information; and
▪	any copy of any Confidential Information, including any copy incorporated in any physical or electronic document;

but does not include in each party’s case information which:

▪	has been independently developed or acquired by Fichtner or Vast Solar, as applicable;
▪	at the time of first disclosure to a party was already in the lawful possession of that party; or
▪	is disclosed to a party from a third party entitled to disclose it.

The foregoing confidentiality obligations will survive the completion of the Scope of Services for a period of two (2) years (Surviving Period), save for Confidential Information that discloses present or future intellectual property rights, including trade secrets of a disclosing party which will survive beyond the expiry of the proposal and the Surviving Period.

Notwithstanding the foregoing Fichtner shall be entitled to retain one copy of the foregoing for legal evidentiary reasons.

8.	Engagement Letter

We hereby assign the project to Fichtner Australia Pty Ltd according to this proposal no. V22001504-A02-rev3 and the outlined terms and conditions.

The engagement letter covers the pre-FEED design review (Scope Section 3.2) as the initial package to be executed. Additional optional support (as detailed in Section 3.4) can be activated via email to the project manager.

Vast Solar Pty Ltd.

[***]

[***]

Signature:	/s/ Craig Wood

Name:	Craig Wood

Position:	CEO and Director

Date:	8 June 2023

VAT Identification Number:	N/A

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9.	Appendix 1 – Engineering Deliverables List

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